PROSHARES CAYMAN BITCOIN & ETHER STRATEGY PORTFOLIO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

AGREEMENT ("Agreement") made as of this 14th day of August, 2023, between ProShare Advisors LLC, a Maryland limited liability company (the "Adviser") and ProShares Cayman Bitcoin & Ether Strategy Portfolio (the "Portfolio"), a company organized under the Companies Act (as amended) of the Cayman Islands (the "Companies Act").

WHEREAS, the Adviser is principally engaged in the business of rendering investment management services and is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

WHEREAS, the Portfolio is a wholly-owned subsidiary of the ProShares Bitcoin & Ether Strategy ETF (the "Fund"), an investment company registered under the U.S. Investment Company Act of 1940 (the "1940 Act"); and

WHEREAS, the Portfolio is authorized to issue and redeem shares in the capital of the Portfolio in accordance with the Companies Act and its Articles of Association; and

WHEREAS, the Portfolio was formed for the purpose of investing substantially all of its assets in commodity, currency, cryptocurrency and/or financial futures and swap transactions; and

WHEREAS, the Portfolio desires to appoint the Adviser to serve as the investment adviser and to provide certain additional services to the Portfolio; and

WHEREAS, the Adviser is willing to provide investment advisory services and certain additional services to the Portfolio, and to bear certain expenses, on the terms and conditions hereinafter set forth;

NOW THEREFORE, the parties hereto hereby agree as follows:

1.Appointment of the Adviser

The Portfolio hereby appoints the Adviser to act as investment adviser for the Portfolio for the period and on terms set forth herein. The Adviser accepts such appointment and agrees to render services and bear the expenses specified herein for the consideration set forth herein. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided for or authorized in this Agreement or another writing between the Portfolio and the Adviser, have no authority to act for or represent the Portfolio in any way or otherwise be deemed an agent of the Portfolio.

2.Duties of the Adviser

(a)The Portfolio acknowledges and agrees that it is contemplated that the Adviser will manage the investment operations and composition of the Portfolio and render investment advice for the Portfolio. The Adviser may, at its own expense, select and contract with one or more investment sub-advisers to manage the investment operations and composition of the Portfolio and render investment advice for the Portfolio. The services provided by the Adviser or any such sub-adviser shall include: (i) furnishing continuously an investment program for the Portfolio; (ii) managing the investment and reinvestment of Portfolio assets; (iii) determining which investments shall be purchased, held, sold or exchanged for the Portfolio and what portion, if any, of the assets of the Portfolio shall be held uninvested; (iv) making changes on behalf of the Portfolio in the investments of the Portfolio; (v) providing the Portfolio with records concerning the activities that the Portfolio is required to maintain; (vi) provide recommendations to the Portfolio's Board of Directors with respect to the selection of third-party service providers ("Service Providers"), and, subject to the direction of the Board of Directors, thereafter: (A) negotiate, coordinate and implement the Portfolio's contractual obligations with respect to such Service Providers; (B) monitor, oversee and review the performance of such Service Providers to ensure adherence to applicable contractual obligations; and (C) prepare or coordinate reports and presentations to the Board of Directors with respect to such Service Providers as requested or as deemed appropriate; (vii) make available employees of the Advisor to serve as officers and Directors of the Portfolio, and pay the salaries and expenses of all such officers and; and (viii) rendering reports to the Portfolio's officers and Board of Directors concerning the Adviser's discharge of the foregoing responsibilities. Service Providers include, but are not limited to, entities providing custody, administrative and accounting services. The Adviser shall furnish to the Portfolio all office facilities, equipment, services and executive and administrative personnel necessary for managing the investment program of the Portfolio. The Adviser may enter into arrangements with other persons affiliated or unaffiliated with the Adviser for the provision of certain personnel and facilities to the Adviser to enable the Adviser to fulfill its duties and obligations under this Agreement.

(b)The Adviser shall discharge the foregoing responsibilities subject to (i) the supervision and control of the Board of Directors of the Portfolio, (ii) in compliance with such policies as the Directors may from time to time establish, (iii) the investment objective and strategies, as applicable, set forth in the Fund's then- current registration statement, (iv) the 1940 Act, and (v) the U.S. Internal Revenue Code and rules thereunder as they apply to the operation of the Portfolio.

3.Certain Records and Reports

The Adviser shall retain all records on behalf of the Portfolio as if the Portfolio were registered as an investment company under the 1940 Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 3la-1 and Rule 31a-2 under the 1940 Act that are prepared or maintained by the Adviser (or any investment sub-adviser) on behalf of the Portfolio are the property of the Portfolio and will be surrendered promptly to the Portfolio at its request (the "Records"). The Adviser agrees to preserve the Records for the periods prescribed in Rule 31a-2 under the 1940 Act. The Portfolio and the Adviser agree to furnish to each other, if applicable, the Portfolio's current prospectuses, the Portfolio's proxy statements, the Portfolio's reports to shareholders, certified copies of the Portfolio's financial statements, and such other information with regard to their affairs as each may reasonably request. The Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Portfolio has authorized such disclosure or if such disclosure is expressly required or lawfully requested by applicable U.S. federal or state regulatory authorities (as contemplated by section 5 below or otherwise).

4.Fees/ Allocation of Expenses

(a)For the services to be provided by the Adviser hereunder with respect to the Portfolio, the Adviser shall not be entitled to advisory fees for so long as the Adviser, or any affiliated person of the Adviser, serves as investment adviser to the Fund and receives a fee for such services based on the consolidated assets of the Fund and the Portfolio.

(b)The Adviser agrees to pay all expenses of the Portfolio, except for: (i) brokerage and other transaction expenses and other fees, charges, taxes, levies or expenses (such as stamp taxes) incurred in connection with the execution of portfolio transactions or in connection with creation and redemption transactions (including without limitation any fees, charges, taxes, levies or expenses related to the purchase or sale of an amount of any currency, or the patriation or repatriation of any security or other asset, related to the execution of portfolio transactions or any creation or redemption transactions); (ii) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; (iii) compensation and expenses of the Directors of the Portfolio who are not officers, directors, partners or employees of the Adviser or its affiliates (the "Independent Directors"); (iv) compensation and expenses of counsel to the Independent Directors, (v) compensation and expenses of the Portfolio's chief compliance officer and his or her staff; (vi) extraordinary expenses (in each case as determined by a majority of the Independent Directors); (vii) distribution fees and expenses paid by the Portfolio; (viii) interest and taxes of any kind or nature (including, but not limited to, income, excise, transfer and withholding taxes); (ix) fees and expense related to the provision of securities lending services; and (x) the fee payable to the Adviser hereunder. The payment or assumption by the Adviser of any expense of the Portfolio that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Portfolio on any subsequent occasion.

5.Regulation

The Adviser shall submit to all applicable regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

6.Provision of Certain Information by the Adviser

The Adviser will promptly notify the Portfolio in writing of the occurrence of any of the following events:

(a)the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

(b)the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio; or

(c)the chief executive officer of the Adviser or the portfolio manager of Portfolio changes.

7.Limitation of Liability of the Adviser

Neither the Adviser nor its officers, directors, employees, agents, affiliated persons or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio or its shareholders in connection with the matters to which this Agreement relates including, without limitation, losses that may be sustained in connection with the purchase, holding, redemption or sale of any security or other investment by the Portfolio; provided that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Portfolio or its shareholders resulting from any willful misfeasance, bad faith or gross negligence in the performance of its duties or obligations hereunder, or the reckless disregard of its duties or obligations hereunder.

8.Force Majeure

Notwithstanding any other provision of this Agreement, the Adviser shall not be liable for any loss suffered by the Portfolio or its shareholders caused directly or indirectly by circumstances beyond the Adviser's reasonable control including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, labor difficulties, fires, earthquakes, floods, extreme weather conditions, or other catastrophes, acts of God, widespread disease, including pandemics (for example, the novel coronavirus (COVID-19) , wars, riots or failures of communication or power supply. In the event of equipment breakdowns beyond the Advisor's reasonable control, the Adviser shall take reasonable steps to minimize service interruptions, but shall have no liability with respect thereto.

9.Duration, Termination and Amendment

(a)Duration, Termination. This Agreement shall become effective as of the date first set forth above. Unless terminated in accordance with this Section 9, the Agreement shall remain in full force and effect for two (2) years from the date hereof.

Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect for period(s) of one (I) year thereafter unless terminated by either party upon ten (10) days' written notice to the other.

(b)Amendment. Any amendment to this Agreement must be signed by both parties.

10.Services Not Exclusive

The services of the Adviser to the Portfolio hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others (including other investment companies and to engage in other activities) so long as its services hereunder are not impaired thereby.

11.Use of the Name

The Adviser has consented to the use by the Portfolio of (a) the name "ProShares" and any derivatives thereof in the name of the Portfolio, and (b) any logos that are now or shall hereafter be associated with the Pro Shares name. Such consent is conditioned upon the employment of the Adviser or an affiliate as the investment adviser to the Portfolio. The name "ProShares" and any logos that are associated with the ProShares name may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates. The Adviser may require the Portfolio to cease using "ProShares" in the name of the Portfolio and any logos that are associated with the ProShares name if the Portfolio ceases to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser of a Portfolio.

12.Custody

Nothing in this Agreement will require the Adviser to take or receive physical possession of cash, securities or other investments of the Portfolio.

13.Miscellaneous

(a)Notice. All notices required to be given pursuant to this Agreement shall be delivered or mailed (i) to the last known business address of the Portfolio or the Adviser in person, or (ii) by registered mail or a private mail or delivery service providing the sender with notice of receipt, or (iii) by facsimile, email or other electronic transmission. Notice shall be deemed given on the date delivered or mailed in accordance with this section.

(b)Address. The address of the Portfolio is:

(c)

ProShares Bitcoin & Ether Strategy Portfolio c/o Walkers Corporate Limited

190 Elgin Avenue

George Town, Grand Cayman KYl-9009 Cayman Islands

The address of the Adviser is:

ProShare Advisors LLC

Attn: General Counsel

7272 Wisconsin Avenue, 21ST Floor

Bethesda, MD 20814 U.S.A.

(d)Severability. Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

(e)Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the Cayman Islands (without giving effect to its conflict of law principles).

(f)Execution by Counterpart. This Agreement, and any amendment, may be executed in any number of counterparts, all of which together shall constitute one agreement. Facsimile, scanned image or electronic signatures are valid as originals.

(g)Survival after Termination. The rights and obligations set forth in Sections 5 and 8 shall survive the termination of this Agreement.

(h)Permissible Interests. Directors, officers, agents and shareholders of the Portfolio are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, agents, shareholders or otherwise; directors, partners, officers, agents and shareholders of the Adviser are or may be interested in the Portfolio as Directors, officers, agents, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Portfolio as a shareholder or otherwise.

(i)Entire Agreement. This Agreement contains the entire understanding and agreement of the parties.

(j)Liability of the Portfolio. It is expressly agreed that the obligations of the Portfolio hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents or employees of the Portfolio personally, but shall bind only the Portfolio and the property of the Portfolio. The execution and delivery of this Agreement have been authorized by the Directors, and it has been signed by an officer of the Portfolio, acting as such, and neither such authorization by such Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Portfolio.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first set forth above.

PROSHARES BITCOIN & ETHER STRATEGY PORTFOLIO

/s/ Todd B. Johnson

By: ________________________

Todd B. Johnson

President

PROSHARE ADVISORS LLC

/s/ Michael L. Sapir

By: ________________________

Michael L. Sapir

Chief Executive Officer